Contact:
David J. Foster
Chief Financial Officer
650-655-4200
investor@argotech.com

Argonaut Technologies Reports Second Quarter 2003 Results

     •     Net sales grow 2% vs. Q2 2002 as Company continues to exit non-strategic products

     •     Operating expenses decline 22% vs. Q2 2002

     •     Net loss drops 39% vs. Q2 2002

     •     Product portfolio builds with introduction of 4 novel chemistry consumable products

Foster City, Calif. July 30, 2003 — Argonaut Technologies, Inc. (Nasdaq: AGNT) today reported financial results for the second quarter and six months ended June 30, 2003.

For the second quarter of 2003, net sales were $6.9 million compared to $6.7 million for the second quarter of 2002. For the second quarter of 2003, the net loss was approximately $1.9 million, or $(0.09) per share, compared to a net loss of $3.2 million, or $(0.16) per share, for the second quarter of 2002. These results were in line with the guidance given on the Company’s first quarter 2003 conference call and reflect the Company’s strategy to focus its resources on consumables and instruments that accelerate the discovery and filing of new chemical entities for the pharmaceutical industry.

For the six months ended June 30, 2003, net sales were $13.1 million compared to $11.5 million for the same period in 2002. The net loss for the first six months of 2003 was $4.4 million, or $(0.22) per share, compared to a net loss of $6.3 million, or $(0.32) per share, for the first six months of 2002.

“We are making steady progress with each of the major elements of our strategy to invest in our chemistry consumables business, grow our process chemistry instrumentation business, control expenses and achieve positive cash flow,” stated Lissa A. Goldenstein, Argonaut’s president and chief executive officer. “We are particularly pleased that net sales of our strategic core products, which we intend to continue to develop and market, grew greater than 30% in the first half of 2003. Specifically, we achieved another milestone with our Advantage Series™ 3400 Process Chemistry Workstation with the installation of the first system in a large pharmaceutical company that had not participated in the original R&D consortium for this product. In addition, we received excellent public feedback at an international meeting from one of our initial installations. With the endorsement from our customers and the robustness of the instrument, pharmaceutical process chemists are clearly interested in this product. However, given its recent introduction, it is still difficult to predict its sales cycle.”

As of June 30, 2003, Argonaut had approximately $20.7 million in cash, cash equivalents, and short-term investments, excluding $11.4 million of restricted cash. The Company expects to receive over $1.0 million in cash for the sale of its HPLC products to W. R. Grace, announced earlier today.

“With the sale of our HPLC product line, we are further concentrating our chemistry consumables in those product areas where we believe we have significant proprietary advantages. As we demonstrated in the past quarter, we continue to provide innovative consumables, introducing several new reagent kits that offer pharmaceutical chemists even better techniques for the synthesis, selection and purification of new drug candidates,” stated Goldenstein.

“We have continued to demonstrate stringent cost controls for five successive quarters, as our operating expenses continue to decrease. Our management team remains committed to achieving positive cash flow as quickly as possible without sacrificing Argonaut’s future. As with any initiative, the timing of specific events is difficult to predict, nonetheless, we continue to believe that we will achieve positive cash flow during the fourth quarter of 2003,” continued Goldenstein.

Business Outlook

Ms. Goldenstein provided the following comments regarding the outlook for the third quarter of 2003, “Given the divestiture of our HPLC products, the traditional summer slowdown in capital spending in the pharmaceutical industry and the continued transition from our legacy products, we believe that total revenue in the second half of 2003 will be similar to the first half of the year, although we expect our ongoing core products to continue to grow about 20%. Accordingly, we expect net sales for the third quarter of 2003 to be between $6.3 million and $6.7 million. Gross margin for the third quarter is expected to be slightly better than second quarter results. We continue to implement cost savings programs throughout the company, and anticipate that our total operating expenses for the third quarter will be down at least $600,000 from those reported in the second quarter of 2003, or between $4.1 million and $4.4 million. We expect our net loss for the third quarter to be in the range of $1.2 million to $1.6 million.”

Conference Call Details

Argonaut Technologies will discuss these financial results and its outlook during a conference call scheduled for today, Wednesday July 30, 2003 at 2:00 p.m. Pacific / 5:00 p.m. Eastern. Interested parties may participate in the conference call by dialing 1-888-889-5602 (international callers dial: 1-973-339-3086). The call will also be available via live audio broadcast over the Internet at www.argotech.com. For those unable to participate on the live call, a 24-hour replay will be available for seven days after the call at www.argotech.com, or by calling 1-877-519-4471 (international callers dial: 1-973-341-3080) and giving the following pass code: 4036225.

About Argonaut Technologies, Inc.

We are a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development and file New Chemical Entities. Our products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. More than 1,200 customers use Argonaut’s products worldwide. For more information, visit www.argotech.com.

Forward Looking Statements

Statements included in this press release that are not historical in nature may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of such forward-looking statements include, without limitation, statements regarding the outlook for net sales, gross margins, operating expenses and net loss for the 2003 third quarter and 2003 fiscal year, our goal of achieving positive cash flow in the fourth quarter of 2003, the future demand and sales cycles for our instruments and consumables, including our Advantage Series 3400 workstation, anticipated revenue and other financial benefits from our contract R&D programs and our instrumentation strategy, anticipated impact of concentrating and streamlining product lines and divesting the HPLC products and the benefits from cost savings initiatives. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risk that increasing revenues and decreasing expenses may not be realized as quickly as anticipated or at all and the risk that the current slow period in our industry continues for longer than we expect or deteriorates further, with a reduction in demand for instruments and consumables, each of which could significantly impact our business and results of operations. These and other risk factors are discussed in Argonaut’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003, and its other reports with the Securities and Exchange Commission. Argonaut disclaims any intent or obligation to update these forward-looking statements. The Company claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

ARGONAUT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2003	2002

	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,043	$20,895
Short-term investments	9,621	5,999
Accounts receivable, net	5,479	4,389
Inventories	7,481	6,280
Notes receivable	254	237
Prepaid expenses & other current assets	635	727

Total current assets	34,513	38,527
Restricted cash	11,367	12,327
Property and equipment, net	4,504	4,921
Goodwill	10,173	10,173
Other intangible assets, net	6,009	6,425

	$66,566	$72,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,057	$1,873
Accrued compensation	1,501	1,087
Other accrued liabilities	2,044	2,506
Deferred revenue	1,117	1,972
Current portion of capital lease obligations	—	88
Current portion of notes payable	11,304	—

Total current liabilities	18,023	7,526
Long term debt	—	12,334
Stockholders’ equity	48,543	52,513

	$66,566	$72,373

(1)	The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

ARGONAUT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$6,884	$6,723	$13,137	$11,480
Costs and Expenses:
Costs of sales	3,872	3,530	7,369	6,120
Research and development	1,061	1,459	2,354	2,839
Selling, general and administrative	3,731	4,801	7,521	8,714
Amortization of purchased intangibles	214	196	425	315

Total costs and expenses	8,878	9,986	17,669	17,988

Loss from operations	(1,994)	(3,263)	(4,532)	(6,508)
Other income (expenses):
Interest and other income	289	379	532	683
Interest and other expense	(148)	(110)	(326)	(249)

Net loss before provision for income taxes	(1,853)	(2,994)	(4,326)	(6,074)
Provision for income taxes	(53)	(163)	(111)	(200)

Net loss	$(1,906)	$(3,157)	$(4,437)	$(6,274)

Net loss per common share, basic and diluted	$(0.09)	$(0.16)	$(0.22)	$(0.32)

Weighted-average shares used in computing net loss per common share, basic and diluted	20,114	19,966	20,068	19,771